As filed with the Securities and Exchange Commission on October 19, 2022

Registration No. 333-262988

Registration No. 333-253543

Registration No. 333-236781

Registration No. 333-229961

Registration No. 333-225651

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-262988

FORM S-8

REGISTRATION STATEMENT NO. 333-253543

FORM S-8

REGISTRATION STATEMENT NO. 333-236781

FORM S-8

REGISTRATION STATEMENT NO. 333-229961

FORM S-8

REGISTRATION STATEMENT NO. 333-225651

UNDER

THE SECURITIES ACT OF 1933

Avalara, Inc.

(Exact name of registrant as specified in its charter)

Washington	91-1995935
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

255 South King Street, Suite 1800

Seattle, Washington 98104

(Address of Principal Executive Offices)(Zip Code)

AVALARA, INC. 2018 EQUITY INCENTIVE PLAN

AVALARA, INC. 2018 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED AND RESTATED

AVALARA, INC. 2006 EQUITY INCENTIVE PLAN, AS AMENDED AND RESTATED

TAXCIENT, INC. (f/k/a vAUDIT GROUP, INC.) 2005 STOCK OPTION PLAN, AS AMENDED

(Full titles of the plan(s))

Alesia L. Pinney

Executive Vice President,

General Counsel, and Secretary

255 South King Street, Suite 1800

Seattle, Washington 98104

(206) 826-4900

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Alesia L. Pinney Executive Vice President, General Counsel, and Secretary Avalara, Inc. 255 South King Street, Suite 1800 Seattle, Washington 98104 (206) 826-4900	Andrew B. Moore Allison C. Handy Perkins Coie LLP 1201 Third Avenue, Suite 4900 Seattle, Washington 98101-3099 (206) 359-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following registration statements of Avalara, Inc. (the “Company”), each pertaining to the registration of the shares offered under certain employee benefit and equity plans and agreements, originally filed on Form S-8 and as amended from time-to-time (collectively, the “Registration Statements”):

File No.	Date Originally Filed with the SEC	Name of Equity Plan or Agreement	Shares of Common Stock Registered on Registration Statement
333-262988	February 24, 2022	Avalara, Inc. 2018 Equity Incentive Plan Avalara, Inc. 2018 Employee Stock Purchase Plan	5,225,156
333-253543	February 25, 2021	Avalara, Inc. 2018 Equity Incentive Plan Avalara, Inc. 2018 Employee Stock Purchase Plan	5,105,190
333-236781	February 28, 2020	Avalara, Inc. 2018 Equity Incentive Plan Avalara, Inc. 2018 Employee Stock Purchase Plan	4,653,982
333-229961	February 28, 2019	Avalara, Inc. 2018 Equity Incentive Plan Avalara, Inc. 2018 Employee Stock Purchase Plan	4,006,115
333-225651	June 15, 2018	Avalara, Inc. 2018 Equity Incentive Plan Avalara, Inc. 2018 Employee Stock Purchase Plan Avalara, Inc. 2006 Equity Incentive Plan Taxcient, Inc. 2005 Stock Option Plan	17,511,847

On October 19, 2022, as contemplated by the Agreement and Plan of Merger, dated August 8, 2022 (the “Merger Agreement”), by and among the Company, Lava Intermediate, Inc., a Delaware corporation (“Parent”) and Lava Merger Sub, Inc., a Washington corporation and wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (such transaction, the “Merger”).

As a result of the Merger, the Company has terminated any and all offerings of the Company’s securities pursuant to existing registration statements, including the Registration Statements. Accordingly, the Company is filing these Post-Effective Amendments to the Registration Statements pursuant to Rule 478 under the Securities Act of 1933, as amended, to hereby terminate the effectiveness of the Registration Statements, and in accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of these Post-Effective Amendments, any of the securities that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration all such securities, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Seattle, state of Washington, on the 19th day of October, 2022.

AVALARA, INC.

By:	/s/ Alesia L. Pinney
Name:	Alesia L. Pinney
Title:	Executive Vice President, Chief Legal Officer, and Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.